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                     October 12, 2023

       Terry-Ann Burrell
       Chief Financial Officer and Treasurer
       Beam Therapeutics Inc.
       238 Main Street
       Cambridge, MA 02142

                                                        Re: Beam Therapeutics
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-39208

       Dear Terry-Ann Burrell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences